Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2018

- Revenue for Second Quarter of Fiscal 2019 Increased 11.5% to $300 million -
- EPS for the Second Quarter of Fiscal 2019 was $0.23, or Adjusted EPS of $0.28,
Compared to a Loss per Share of $0.24, or Adjusted Loss per Share of $0.04, in the Prior Year Period -
- Company Updates Fiscal 2019 Modeling Assumptions, including an Increase in EPS Range -

West Fargo, ND – August 30, 2018 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2018.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Our second quarter results reflect the financial benefits of our fiscal 2018 restructuring efforts and our consistent focus on improving the quality and level of our equipment inventory, which have driven lower operating expenses and improved equipment gross profit margins. In the quarter, we also saw our lower expense base provide strong operating leverage as we experienced higher sales volumes. Along with increased equipment revenues, we also saw increased revenues from our parts and service businesses in the second quarter of fiscal 2019, which benefited from the late start to the spring planting season in many of our domestic and European markets. The strength in our parts and services businesses combined with lower operating expenses led to a significant increase in our second quarter absorption rate, from 80.1% in the second quarter last year to 88.6% in the second quarter this year."
Fiscal 2019 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2019, revenue was $299.9 million, compared to $268.9 million in the second quarter last year. Equipment sales were $192.7 million for the second quarter of fiscal 2019, compared to $167.9 million in the second quarter last year. Parts sales were $60.0 million for the second quarter of fiscal 2019, compared to $55.6 million in the second quarter last year. Revenue generated from service was $31.3 million for the second quarter of fiscal 2019, compared to $30.5 million in the second quarter last year. Revenue from rental and other was $15.9 million for the second quarter of fiscal 2019, compared to $14.9 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2019 was $58.9 million, compared to $52.8 million in the second quarter last year. Gross profit margins remained flat at 19.6% with the comparable period last year. The increase in gross profit was driven by higher revenue. The impact of higher equipment gross profit margins was offset by a higher mix of equipment revenue in the quarter resulting in the overall flat gross profit margin of 19.6%.

Operating expenses decreased by $2.9 million to $47.6 million, or 15.9% of revenue, for the second quarter of fiscal 2019, compared to $50.5 million, or 18.8% of revenue, for the second quarter of last year. These decreases are the result of cost savings arising from the Company's fiscal 2018 restructuring efforts that were completed early in the third quarter of fiscal 2018 and greater operating expense leverage on higher sales volumes.

Floorplan interest expense was $1.7 million for the second quarter of fiscal 2019, compared to $2.2 million in the second quarter of last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the second quarter of fiscal 2019.

In the second quarter of fiscal 2019, net income was $5.2 million, or earnings per diluted share of $0.23, compared to a net loss of $5.2 million, or a loss per diluted share of $0.24 for the second quarter of last year.

On an adjusted basis, net income for the second quarter of fiscal 2019 was $6.3 million, or adjusted earnings per diluted share of $0.28, compared to an adjusted net loss of $1.0 million, or an adjusted loss per diluted share of $0.04, for the second quarter of last year.

The Company generated $16.8 million in adjusted EBITDA in the second quarter of fiscal 2019, compared to $6.5 million in the second quarter of last year.

Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2019 was $152.8 million, compared to $138.5 million in the second quarter last year. Revenue benefited from increased equipment revenue as well as an increase in parts and service activity due to the late start to the planting season. Pre-tax income for the second quarter of fiscal 2019 was $5.0 million, compared to a pre-tax loss of $6.9 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2019 was $5.2 million, compared to an adjusted pre-tax loss of $1.7 million in the second quarter last year.

Construction Segment - Revenue for the second quarter of fiscal 2019 was $79.2 million, compared to $77.9 million in the second quarter last year. Our Construction segment was break-even for the second quarter of fiscal 2019, compared to pre-tax income of $0.9 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2019 was $0.3 million, compared to adjusted pre-tax income of $1.2 million in the second quarter last year.

International Segment - Revenue for the second quarter of fiscal 2019 was $67.8 million, compared to $52.4 million in the second quarter last year. Our International segment revenue increase was driven by higher sales volumes in each of our equipment, parts and service businesses. Pre-tax income for the second quarter of fiscal 2019 was $3.7 million, compared to pre-tax income of $0.3 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2019 was $3.9 million compared to adjusted pre-tax income of $0.3 million in the second quarter last year. These increases were due to increased revenues and higher equipment gross profit margins.
Fiscal 2019 First Six Months Results
Revenue was $545.6 million for the first six months of fiscal 2019, compared to $533.0 million for the same period last year. Net income for the first six months of fiscal 2019 was $3.6 million, or $0.16 per diluted share, compared to a net loss of $11.1 million, or a loss per diluted share of $0.51, for the same period last year. On an adjusted basis, net income for the first six months of fiscal 2019 was $4.7 million, or $0.21 per diluted share, compared to an adjusted net loss of $5.1 million, or a loss per diluted share of $0.23, in the same period last year. The Company generated $22.1 million in adjusted EBITDA in the first six months of fiscal 2019, compared to $8.1 million in the same period last year.
Balance Sheet and Cash Flow
The Company ended the second quarter of fiscal 2019 with $49.7 million of cash. The Company’s inventory level increased to $547.1 million as of July 31, 2018, compared to $472.5 million as of January 31, 2018. This inventory increase includes a $73.8 million increase in equipment inventory, which reflects an increase in new equipment inventory of $87.6 million, partially offset by a $13.8 million decrease in used equipment inventory. The increase in new equipment inventory is primarily in core products for seasonal stocking and purchasing equipment ahead of potential steel surcharges later in the year. The Company had $365.6 million outstanding floorplan payables on $611.8 million total discretionary floorplan lines of credit as of July 31, 2018, compared to $247.4 million outstanding floorplan payables as of January 31, 2018. The increase in our floorplan payable balance is primarily due to increased equipment inventory levels as well as using our floorplan lines to reduce long-term debt, including our senior convertible notes.

During the second quarter of fiscal 2019, the Company repurchased $20.0 million of face value of its senior convertible notes with $20.0 million in cash. The Company has now retired $104.4 million, or approximately 70%, of the original $150.0 million face value of its senior convertible notes with $95.1 million in cash.

In the first six months of fiscal 2019, the Company’s net cash used for operating activities was $14.1 million, compared to net cash provided by operating activities of $66.9 million in the first six months of fiscal 2018. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $36.5 million in the first six months of fiscal 2019, compared to adjusted net cash used for operating activities of $19.3 million in the first six months of fiscal 2018.
Closing of AGRAM Acquisition
On July 2, 2018, the Company completed its acquisition of two commonly-controlled German companies, AGRAM Landtechnikvertrieb GmbH and AGRAM Landtechnik Rollwitz GmbH (collectively, "AGRAM"), which consists of four CaseIH agriculture dealership locations in the following cities of Germany: Altranft, Burkau, Gutzkow and Rollwitz. In its most recently completed fiscal year, AGRAM generated revenue of approximately $30.0 million. The total purchase price amounted to $19.2 million. The Company's preliminary purchase price allocation reflects the acquisition of $38.0 million in total assets, including a total value of goodwill and other intangible assets of $2.6 million. The acquisition date of July 2, 2018 falls within our fiscal third-quarter as all of our European subsidiaries report on a calendar year basis and are included in our consolidated financial statements on that basis, accordingly no financial effects of the acquisition are recognized in our second quarter financial statements. The Company expects the AGRAM acquisition to be accretive to fiscal 2019 earnings.

Mr. Meyer concluded, "We are pleased with our performance in the second quarter, particularly with our Agriculture and International segments, and we are confident that we will see improved top and bottom line performance from our Construction segment in the second half of fiscal 2019. Our second quarter results demonstrate the benefits from the structural improvements we have made to our business over the past couple of years and how those improvements can be leveraged on a growing base of revenues. We are excited to continue delivering earnings growth this year and enhanced profit margins as we look to the future."
Updating Fiscal 2019 Modeling Assumptions
The Company's fiscal 2019 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture	Up 0-5%	Up 0-5%
Construction	Up 0-5%	Up 3-8%
International*	Up 10-15%	Up 10-15%

Equipment Margin	8.7 - 9.2%	8.2 - 8.7%

Diluted EPS	$0.45 - $0.65	$0.35 - $0.55

*International segment revenue includes the post-acquisition contribution from AGRAM.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 13, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13682457.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as gains or losses on the repurchase of senior convertible notes, costs associated with our restructuring activities, impairment charges, and the reclassification of accumulated losses on our interest rate swap instrument. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin, and Wyoming and European locations in Bulgaria, Germany, Romania, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding

Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2019, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2018	January 31, 2018
Assets
Current Assets
Cash	$49,673	$53,396
Receivables, net of allowance for doubtful accounts	78,411	60,672
Inventories	547,062	472,467
Prepaid expenses and other	11,149	12,611
Total current assets	686,295	599,146
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,361	5,193
Property and equipment, net of accumulated depreciation	143,575	151,047
Deferred income taxes	2,785	3,472
Other	1,433	1,450
Total noncurrent assets	153,154	161,162
Total Assets	$839,449	$760,308

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$18,721	$15,136
Floorplan payable	365,634	247,392
Senior convertible notes	44,444	—
Current maturities of long-term debt	1,974	1,574
Deferred revenue	22,731	32,324
Accrued expenses and other	26,811	31,863
Total current liabilities	480,315	328,289
Long-Term Liabilities
Senior convertible notes	—	62,819
Long-term debt, less current maturities	22,419	34,578
Deferred income taxes	2,492	2,275
Other long-term liabilities	8,268	10,492
Total long-term liabilities	33,179	110,164
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	247,149	246,509
Retained earnings	80,613	77,046
Accumulated other comprehensive loss	(1,807)	(1,700)
Total stockholders' equity	325,955	321,855
Total Liabilities and Stockholders' Equity	$839,449	$760,308

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Revenue
Equipment	$192,721	$167,881	$349,625	$335,796
Parts	59,998	55,580	111,533	112,163
Service	31,271	30,509	58,627	59,275
Rental and other	15,901	14,901	25,784	25,755
Total Revenue	299,891	268,871	545,569	532,989
Cost of Revenue
Equipment	174,472	154,729	316,239	310,246
Parts	42,544	39,103	79,202	79,460
Service	11,432	11,444	22,634	22,238
Rental and other	12,542	10,788	21,035	19,319
Total Cost of Revenue	240,990	216,064	439,110	431,263
Gross Profit	58,901	52,807	106,459	101,726
Operating Expenses	47,633	50,523	94,360	102,510
Impairment of Long-Lived Assets	156	—	156	—
Restructuring Costs	565	5,549	565	7,893
Income (Loss) from Operations	10,547	(3,265)	11,378	(8,677)
Other Income (Expense)
Interest income and other income	1,462	682	1,846	1,460
Floorplan interest expense	(1,727)	(2,163)	(3,077)	(4,819)
Other interest expense	(2,490)	(2,464)	(4,520)	(4,584)
Income (Loss) Before Income Taxes	7,792	(7,210)	5,627	(16,620)
Provision for (Benefit from) Income Taxes	2,612	(2,024)	2,061	(5,502)
Net Income (Loss)	5,180	(5,186)	3,566	(11,118)

Diluted Earnings (Loss) per Share	$0.23	$(0.24)	$0.16	$(0.51)
Diluted Weighted Average Common Shares	21,831	21,546	21,788	21,461

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2018	2017
Operating Activities
Net income (loss)	$3,566	$(11,118)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and amortization	11,447	12,268
Impairment	156	—
Other, net	5,022	(2,961)
Changes in assets and liabilities
Inventories	(73,915)	(31,981)
Manufacturer floorplan payable	69,225	107,833
Other working capital	(29,588)	(7,164)
Net Cash Provided by (Used for) Operating Activities	(14,087)	66,877
Investing Activities
Property and equipment purchases	(5,754)	(17,694)
Proceeds from sale of property and equipment	614	2,253
Other, net	(169)	78
Net Cash Used for Investing Activities	(5,309)	(15,363)
Financing Activities
Net change in non-manufacturer floorplan payable	50,422	(38,030)
Repurchase of senior convertible notes	(20,025)	(19,340)
Net proceeds from (payments on) long-term debt	(14,062)	10,278
Other, net	(618)	(482)
Net Cash Provided by (Used for) Financing Activities	15,717	(47,574)
Effect of Exchange Rate Changes on Cash	(44)	435
Net Change in Cash	(3,723)	4,375
Cash at Beginning of Period	53,396	53,151
Cash at End of Period	$49,673	$57,526

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2018	2017	% Change	2018	2017	% Change
Revenue
Agriculture	$152,813	$138,545	10.3%	$295,684	$302,170	(2.1)%
Construction	79,245	77,890	1.7%	141,336	141,310	—%
International	67,833	52,436	29.4%	108,549	89,509	21.3%
Total	$299,891	$268,871	11.5%	$545,569	$532,989	2.4%

Income (Loss) Before Income Taxes
Agriculture	$4,960	$(6,882)	n/m	$6,283	$(10,779)	n/m
Construction	(30)	930	(103.2)%	(2,927)	(1,703)	(71.9)%
International	3,726	283	n/m	3,639	878	n/m
Segment income (loss) before income taxes	8,656	(5,669)	n/m	6,995	(11,604)	n/m
Shared Resources	(864)	(1,541)	44.0%	(1,368)	(5,016)	72.7%
Total	$7,792	$(7,210)	n/m	$5,627	$(16,620)	133.9%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Adjusted Net Income (Loss)
Net Income (Loss)	$5,180	$(5,186)	$3,566	$(11,118)
Adjustments
(Gain) loss on repurchase of senior convertible notes	615	—	615	(40)
Debt issuance cost write-off	—	416	—	416
Restructuring & impairment charges	721	5,549	721	7,893
Interest rate swap termination & reclassification	—	—	—	631
Total Pre-Tax Adjustments	1,336	5,965	1,336	8,900
Less: Tax Effect of Adjustments (1)	248	1,941	248	3,116
Plus: Income Tax Valuation Allowance	—	200	—	200
Total Adjustments	1,088	4,224	1,088	5,984
Adjusted Net Income (Loss)	$6,268	$(962)	$4,654	$(5,134)

Adjusted Diluted EPS
Diluted EPS	$0.23	$(0.24)	$0.16	$(0.51)
Adjustments (2)
(Gain) loss on repurchase of senior convertible notes	0.03	—	0.03	—
Debt issuance cost write-off	—	0.02	—	0.02
Restructuring & impairment charges	0.03	0.25	0.03	0.36
Interest rate swap termination & reclassification	—	—	—	0.03
Total Pre-Tax Adjustments	0.06	0.27	0.06	0.41
Less: Tax Effect of Adjustments (1)	0.01	0.08	0.01	0.14
Plus: Income Tax Valuation Allowance	—	0.01	—	0.01
Total Adjustments	0.05	0.20	0.05	0.28
Adjusted Diluted EPS	$0.28	$(0.04)	$0.21	$(0.23)

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$7,792	$(7,210)	$5,627	$(16,620)
Adjustments
(Gain) loss on repurchase of senior convertible notes	615	—	615	(40)
Debt issuance cost write-off	—	416	—	416
Restructuring & impairment charges	721	5,549	721	7,893
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	1,336	5,965	1,336	8,900
Adjusted Income (Loss) Before Income Taxes	$9,128	$(1,245)	$6,963	$(7,720)

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$4,960	$(6,882)	$6,283	$(10,779)
Restructuring & impairment charges	233	5,194	233	6,672
Adjusted Income (Loss) Before Income Taxes	$5,193	$(1,688)	$6,516	$(4,107)

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$(30)	$930	$(2,927)	$(1,703)
Restructuring & impairment charges	332	252	332	338
Adjusted Income (Loss) Before Income Taxes	$302	$1,182	$(2,595)	$(1,365)

Adjusted Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$3,726	$283	$3,639	$878
Restructuring & impairment charges	156	—	156	—
Adjusted Income (Loss) Before Income Taxes	$3,882	$283	$3,795	$878

Adjusted EBITDA
Net Income (Loss)	$5,180	$(5,186)	$3,566	$(11,118)
Adjustments
Interest expense, net of interest income	2,365	1,963	4,264	3,921
Provision for (benefit from) income taxes	2,612	(2,024)	2,061	(5,502)
Depreciation and amortization	5,921	6,173	11,447	12,268
EBITDA	16,078	926	21,338	(431)
Adjustments
Restructuring & impairment charges	721	5,549	721	7,893
Interest rate swap termination & reclassification	—	—	—	631
Total Adjustments	721	5,549	721	8,524
Adjusted EBITDA	$16,799	$6,475	$22,059	$8,093

Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities			$(14,087)	$66,877
Net Change in Non-Manufacturer Floorplan Payable			50,422	(38,030)
Adjustment for Constant Equity in Inventory			(72,833)	(48,157)
Adjusted Net Cash Used for Operating Activities			$(36,498)	$(19,310)

(1) The tax effect of adjustments for the three and six months ended July 31, 2018 was calculated using a 21% tax rate for all U.S. related items.  This rate was determined based on a 21% federal statutory rate and no impact for state taxes given our valuation allowance against stated deferred tax assets.  No tax effect was recognized for foreign related items as all adjustments occurred in a foreign jurisdiction that has a full valuation allowance on its deferred tax assets.  The tax effect of adjustments for the three and six months ended July 31, 2017 was calculated using a 35% tax rate.  This rate was applied as all adjustments were made to our U.S. operations and was determined based on a 35% federal statutory tax rate and no impact for state taxes given our valuation allowances against state deferred tax assets.

(2) Adjustments are net of amounts allocated to participating securities where applicable.